Libbey Inc.
300 Madison Ave
P.O. Box 10060
Toledo, OH 43699
N     E     W     S               R     E     L     E     A     S     E

AT THE COMPANY:
Kenneth Boerger	Scott Sellick
VP/Treasurer	VP/Chief Financial Officer
(419) 325-2279	(419) 325-2135
FOR IMMEDIATE RELEASE
THURSDAY, FEBRUARY 15, 2007
LIBBEY INC. ANNOUNCES FOURTH QUARTER RESULTS
ALL TIME RECORD QUARTERLY SALES OF $213.4 MILLION
•	Sales Increase 34.8 Percent for Quarter and 21.4 percent for Full Year

•	Pro Forma Sales (Giving Effect to Crisa Acquisition) Increase 6.3 Percent

•	Year-to-Date Cash Flow From Operations Increase 43.9 Percent

•	Reported Fourth Quarter Net Loss of $8.5 Million

•	Adjusted EBITDA of $20.4 Million for Fourth Quarter, $.9 Million Better Than Upper End of Guidance

•	Full Year 2006 Pro Forma Adjusted EBITDA of $90.1 Million

•	Guidance for 2007 EBITDA Increased to Range of $97 Million to $107 Million
TOLEDO, OHIO, FEBRUARY 15, 2007—Libbey Inc. (NYSE: LBY) announced today that sales increased 34.8 percent to an all-time record $213.4 million in the fourth quarter of 2006 from $158.2 million in the prior year fourth quarter. Libbey reported a net loss of $8.5 million, or $0.60 per share, for the fourth quarter ended December 31, 2006, compared to a net loss of $21.0 million, or $1.50 per share in the prior year quarter.
Fourth Quarter Results
For the quarter-ended December 31, 2006, sales increased 34.8 percent to $213.4 million from $158.2 million in the year-ago quarter. North American Glass sales increased 49.6 percent to $156.0 million (see Table 5). The increase in sales was attributable to the consolidation of the sales of Crisa, the Company’s former joint venture in Mexico, and a more than 10 percent increase in shipments to foodservice and retail glassware customers. In addition, North American Other sales increased 6.6 percent as shipments of Traex products and World Tableware products were also up over 10 percent. Shipments to Syracuse China customers were down approximately 6 percent. International sales increased 17.0 percent as the result of increased shipments to customers of Royal Leerdam and Crisal. On a pro-forma basis giving effect to the
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consolidation of Crisa as of January 1, 2005, as detailed in the attached Table 4, sales were up 6.3 percent in total.
The Company reported income from operations of $9.5 million during the quarter, compared to a loss from operations of $21.5 million in the year-ago quarter. Income from operations, excluding special charges (see Table 1), was $12.8 million during the fourth quarter of 2006 compared to a loss from operations excluding special charges of $4.1 million in the year-ago quarter (see Table 2). Factors contributing to the increase in the adjusted income from operations and higher operating margins were the consolidation of Crisa, higher sales, improved sales mix and significantly higher production activity. Partially offsetting these improvements were higher selling, general and administrative expenses, higher distribution costs of $1.6 million, primarily related to the increased sales, and $1.0 million in increased pension and postretirement welfare expenses.
Earnings before interest and taxes (EBIT) increased to $8.5 million from a loss of $23.3 million in the year-ago quarter (see Table 5). EBIT increased by $2.5 million to $3.8 million for North American Glass as a result of the improved income from operations. North American Other reported EBIT for the fourth quarter of 2006 of $4.6 million compared to a loss of $20.2 million in the year-ago quarter benefiting from higher sales and significantly higher production activity. In addition, Syracuse China recorded impairment and other charges of $16.5 million during the fourth quarter of 2005. The International segment also reported improved EBIT of $0.1 million compared to a loss of $4.4 million in the fourth quarter of 2005.
Libbey reported that adjusted EBITDA, as detailed in Table 3, increased to $20.4 million in the fourth quarter of 2006 compared to $0.9 million in the year-ago quarter. Contributing to this increase was primarily the higher income from operations as detailed above.
As a result of Libbey’s refinancing consummated on June 16, 2006, which resulted in higher debt and higher average interest rates, interest expense increased $12.2 million compared to the year-ago period
The effective tax rate decreased to 2.4 percent for the quarter compared to 25.6 percent in the year-ago quarter. This decrease was driven by the new annual effective tax rate of 27.1 percent resulting from the Crisa acquisition and related refinancing. Libbey reported its net loss was $8.5 million, or $0.60 per diluted share, compared to a diluted loss per share of $1.50 in the fourth quarter of 2005. The Company reported an adjusted diluted loss per share for the fourth quarter of 2006 of $0.37, as detailed in the attached Table 2, compared to an adjusted diluted loss per share of $0.51 in the fourth quarter of 2005. The adjusted diluted loss per share for the fourth quarter of 2006 excludes pretax special charges of $3.4 million relating to the impact of capacity realignment charges associated with the shutdown of Libbey’s City of Industry, California, facility in February 2005, the salary reduction program and the Crisa restructuring, as detailed in the attached Table 1.
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Twelve-Month Results
For the twelve months ended December 31, 2006, sales increased 21.4 percent to $689.5 million from $568.1 million in 2005. North American Glass sales increased 30.6 percent to $476.7 million (see Table 5). The increase in sales was primarily attributable to the consolidation of the sales of Crisa and increases of more than 6 percent in shipments to foodservice glassware customers and increases of over 9 percent to retail glassware customers. Shipments to industrial customers were down 7 percent during 2006. North American Other sales increased 4.2 percent as shipments of Traex products and World Tableware products increased over 8.0 percent, while shipments of Syracuse China products were down 2.4 percent. International sales increased 12.0 percent to $106.8 million on the strength of increased shipments of both Royal Leerdam and Crisal products. On a pro-forma basis, giving effect to the consolidation of Crisa as of January 1, 2005, as detailed in the attached Table 4, sales were up 4.8 percent.
Libbey reported income from operations of $19.3 million during 2006 compared to a loss from operations of $8.9 million for 2005. Adjusted income from operations, excluding special charges (see Table 2), was $37.8 million for the full year 2006, compared to $18.3 million for 2005. Primary contributors to the increase in adjusted income from operations were the consolidation of Crisa, higher overall sales and higher production activity in the United States and Europe.
Earnings before interest and taxes (EBIT) increased to $18.0 million from a loss of $10.5 million in 2005. EBIT decreased by $1.6 million to $5.5 million for North American Glass as a result of the consolidation of Crisa during 2006. North American Other reported EBIT for 2006 of $9.4 million compared to a loss of $14.1 million in 2005 benefiting from higher sales, improved margins and significantly higher production activity and as a result of the special charges related to Syracuse China in 2005. The International segment also reported improved EBIT of $3.2 million compared to a loss of $3.4 million in 2005.
Equity earnings from Crisa, which were included from January 1, 2006 through June 15, 2006, were $2.0 million on a pretax basis, compared to a pretax loss of $4.1 million in the twelve months of 2005. The increased equity earnings were the result of increased and more profitable sales, higher translation gain, and lower natural gas and electricity costs.
For the twelve months ended December 31, 2006, adjusted EBITDA, as detailed in Table 3, was $72.0 million, a 47 percent increase over adjusted EBITDA of $49.0 million during 2005. The additional EBITDA was primarily provided by Crisa.
Interest expense increased $31.3 million compared to the year-ago period. Contributing to the increase in interest expense were higher debt and higher average interest rates resulting from the refinancing completed on June 16, 2006.
The Company recorded a net loss of $20.9 million, or $1.47 per diluted share for 2006, compared to a net loss of $19.4 million, or $1.39 per diluted share, in the year-ago period. The Company reported that its adjusted diluted loss per share for the full year 2006, as detailed in the attached Table 2, and excluding pretax special charges of $23.4 million primarily relating to the announced consolidation of two of its recently acquired Mexican facilities and the write-off of $4.9 million pretax of finance fees outlined in the attached
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Table 1, was $0.27 per diluted share. This compares to adjusted diluted income per share of $0.08 in 2005, excluding the impact of special charges relating to the 2005 salary reduction program and the capacity realignment charges associated with the shutdown of Libbey’s City of Industry, California, facility in February 2005, as detailed in the attached Table 1.
Cash Flow and Liquidity
Cash flow from operations in 2006 increased $16.7 million, or 43.9 percent, to $54.9 million as compared to the year-ago period. Contributing to the increase in operating cash flow were a reduction in working capital and the substantial improvement in income from operations.
As of December 31, 2006, working capital, defined as inventories and accounts receivable less accounts payable, increased by $36.2 million from $154.6 million to $190.8 million compared to December 31, 2005, due to the acquisition of Crisa. Excluding working capital of $39.0 million at Crisa at December 31, 2006, the Company’s working capital was $2.8 million lower than the year-ago date, reflecting the Company’s continued efforts to reduce its investment in working capital.
Libbey reported that it had available capacity of $44.7 million under its Asset Backed Loan (ABL) credit facility as of December 31, 2006. This compares to availability of $39.5 million at September 30, 2006. Libbey further noted that it has repaid over $27 million of debt under the ABL in January 2007, further increasing availability under the ABL facility.
Pro Forma Results
Libbey reported that pro forma adjusted EBITDA as detailed on Table 4, was $20.4 million in the fourth quarter of 2006, compared to $5.6 million in the year-ago quarter. The increase in pro forma adjusted EBITDA primarily was the result of higher production activity, higher sales, and a favorable mix of sales. For the twelve months of 2006, pro forma adjusted EBITDA, as detailed on Table 4, was $90.1 million, compared to pro forma adjusted EBITDA of $76.6 million during 2005. The increase in full-year pro forma adjusted EBITDA is largely attributable to higher sales and higher production activity, partially offset by higher selling, general and administrative expenses, increased pension and postretirement welfare expenses and increased warehouse and distribution expenses.
Outlook for 2007
John F. Meier, chairman and chief executive officer, commenting on the quarter said, “We are pleased with the strength of our core business performance. We experienced healthy increases in foodservice glassware shipments during 2006. Sales to European glassware customers were strong and shipments to retail customers continued to be robust. Crisa, our recently acquired Mexican glass tableware operation, continued to contribute better than planned during the consolidation of the facilities in Mexico, and we
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look forward to fully harvesting those savings later in 2007.” He added, “We expect first quarter sales to be in the range of $173 million to $178 million. We are encouraged by the strength of our sales in all channels of distribution in North American and International operations during the fourth quarter of 2006. Earnings before interest, taxes, depreciation and amortization (EBITDA) are expected to be between $20 million and $22 million in the first quarter of 2007. This is expected to result in a loss per diluted share of between $0.34 and $0.38.”
Libbey disclosed that the reasons for the expected slightly lower EBITDA for the first quarter of 2007 as compared to the first quarter of 2006 include start up costs in China of $2.6 million and higher natural gas costs of $2.0 million primarily in the Netherlands.
Mr. Meier added, “The additional costs we will see during the first quarter are not unplanned costs and were included in our original EBITDA guidance for 2007 of $95 million to $105 million. As the result of our improving margins and our continued expectation for savings from our Crisa operations later in 2007, we are increasing our guidance for 2007 EBITDA to a range of $97 million to $107 million.”
Libbey also confirmed that it has begun production at its new glass tableware facility in China and that shipments from the Chinese facility are expected to start as scheduled in late March 2007.
Webcast Information
Libbey will hold a conference call for investors on Thursday, February 15, 2007, at 11 a.m. Eastern Standard Time. The conference call will be simulcast live on the Internet on both www.libbey.com and http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=64169&eventID=1471912. To listen to the call, please go to the website at least 10 minutes early to register, download and install any necessary software. A replay will be available for 30 days after the conclusion of the call.
This press release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements only reflect the Company’s best assessment at this time and are indicated by words or phrases such as “goal,” “expects,” “ believes,” “will,” “estimates,” “anticipates,” or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty, that actual results may differ materially from such statements, and that investors should not place undue reliance on such statements. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K filed with the Commission on March 16, 2006, and Form 10-Q filed with the Commission on November 9, 2006. Important factors potentially affecting performance include but are not limited to increased competition from foreign suppliers endeavoring to sell glass tableware in the United States and Mexico, including the impact of lower duties for imported products; major slowdowns in the retail, travel or entertainment industries in the United States, Canada, Mexico and Western Europe, caused by terrorist attacks or otherwise; significant increases in per unit costs for natural gas, electricity, corrugated packaging, and other purchased materials; higher indebtedness related to the Crisa acquisition;
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higher interest rates that increase the Company’s borrowing costs; protracted work stoppages related to collective bargaining agreements; increases in expense associated with higher medical costs, increased pension expense associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar and the Euro that could reduce the cost competitiveness of the Company’s products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of Crisa, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the Company’s operations or within the intended time periods; whether the Company completes any significant acquisition, and whether such acquisitions can operate profitably. With respect to its expectations regarding the recent Crisa acquisition, these factors also include, the ability to successfully integrate the operations of Crisa and recognize the expected synergies and the ability of Vitro to supply necessary services to Crisa, and our ability to capitalize on the expanded platform that the acquisition of Crisa will provide.
Libbey Inc.:
•	is the largest manufacturer of glass tableware in the western hemisphere and one of the largest glass tableware manufacturers in the world;

•	is expanding its international presence with facilities in Mexico, the Netherlands, Portugal, and a facility in China that started production in 2007;

•	is the leading manufacturer of tabletop products for the U.S. foodservice industry; and

•	supplies products to foodservice, retail, industrial and business-to-business customers in over 100 countries.
Based in Toledo, Ohio, the Company operates glass tableware manufacturing plants in the United States in Louisiana and Ohio, as well as in Mexico, Portugal and the Netherlands. Its Crisa subsidiary, located in Monterrey, Mexico, is the leading producer of glass tableware in Mexico and Latin America. Its Royal Leerdam subsidiary, located in Leerdam, Netherlands, is among the world leaders in producing and selling glass stemware to retail, foodservice and industrial clients. Its Crisal subsidiary, located in Portugal, provides an expanded presence in Europe. Its Syracuse China subsidiary designs, manufactures and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Its World Tableware subsidiary imports and sells a full-line of metal flatware and holloware and an assortment of ceramic dinnerware and other tabletop items principally for foodservice establishments in the United States. Its Traex subsidiary, located in Wisconsin, designs, manufactures and distributes an extensive line of plastic items for the foodservice industry. In 2006, Libbey Inc.’s net sales totaled $689.5 million.
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LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per-share amounts)

	THREE MONTHS ENDED		Percent
	December 31, 2006	December 31, 2005	Change
Net sales	$213,361	$158,238	34.8%
Freight billed to customers	534	511

Total revenues	213,895	158,749

Cost of sales (1)	172,617	147,568

Gross profit	41,278	11,181	269.2%
Selling, general and administrative expenses	28,055	16,426
Impairment of goodwill and other intangible assets (1)	0	9,179
Special charges (1)	3,747	7,064

Income (loss) from operations	9,476	(21,488)	144.1%
Equity loss — pretax	—	(2,721)
Other (expense) income	(992)	914

Earnings (loss) before interest, income taxes and minority interest	8,484	(23,295)	136.4%
Interest expense	17,234	5,015

Loss before income taxes and minority interest	(8,750)	(28,310)	69.1%
Credit for income taxes	(212)	(7,242)

Loss before minority interest	(8,538)	(21,068)	59.5%
Minority interest	—	64

Net loss	$(8,538)	$(21,004)	59.4%

Net loss per share:
Basic	$(0.60)	$(1.50)

Diluted	$(0.60)	$(1.50)	60.0%

Weighted average shares:
Outstanding	14,311	13,987

Diluted	14,311	13,987

(1)	Refer to Table 1 for Special charges detail

LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per-share amounts)

	TWELVE MONTHS ENDED		Percent
	December 31, 2006	December 31, 2005	Change
Net sales	$689,480	$568,133	21.4%
Freight billed to customers	2,921	1,932

Total revenues	692,401	570,065

Cost of sales (1)	569,237	483,523

Gross profit	123,164	86,542	42.3%
Selling, general and administrative expenses (1)	87,566	71,535
Impairment of goodwill and other intangible assets	—	9,179
Special charges (1)	16,334	14,745

Income (loss) from operations	19,264	(8,917)	316.0%
Equity income (loss) — pretax	1,986	(4,100)
Other (expense) income	(3,236)	2,567

Earnings (loss) before interest, income taxes and minority interest	18,014	(10,450)	272.4%

Interest expense (1)	46,594	15,255

Loss before income taxes and minority interest	(28,580)	(25,705)	(11.2%)
Credit for income taxes	(7,747)	(6,384)

Loss before minority interest	(20,833)	(19,321)	(7.8%)
Minority interest	(66)	(34)

Net loss	$(20,899)	$(19,355)	(8.0%)

Net loss per share:
Basic	$(1.47)	$(1.39)

Diluted	$(1.47)	$(1.39)	(5.8%)

Weighted average shares:
Outstanding	14,182	13,906

Diluted	14,182	13,906

(1)	Refer to Table 1 for Special charges detail

LIBBEY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	December 31, 2006	September 30, 2006	December 31, 2005
	(unaudited)
ASSETS

Cash	$41,766	$37,804	$3,242
Accounts receivable — net	99,203	104,708	79,042
Inventories — net	159,123	167,859	122,572
Deferred taxes	4,120	3,529	8,270
Other current assets	16,632	14,075	10,787

Total current assets	320,844	327,975	223,913

Investments	—	—	76,657

Other assets	38,674	55,058	33,483

Goodwill and purchased intangibles — net	206,372	196,755	61,603

Property, plant and equipment — net	312,241	309,777	200,128

Total assets	$878,131	$889,565	$595,784

LIABILITIES AND SHAREHOLDERS’ EQUITY

Notes payable	$226	$422	$11,475
Accounts payable	67,493	73,559	47,020
Accrued liabilities	73,399	72,934	53,011
Pension liability	1,389	—	—
Nonpension postretirement benefits	3,252	—	—
Other current liabilities	5,617	7,883	9,133
Long-term debt due within one year	825	825	825

Total current liabilities	152,201	155,623	121,464

Long-term debt	490,181	484,035	249,379
Pension liability	77,174	78,061	54,760
Nonpension postretirement benefits	38,495	43,673	45,081
Other liabilities	30,813	23,769	5,461

Total liabilities	788,864	785,161	476,145
Minority interest		100	34

Total liabilities and minority interest	788,864	785,261	476,179

Common stock, treasury stock, capital in excess of par value and warrants	174,141	172,698	168,692
Retained deficit	(38,865)	(31,388)	(17,966)
Accumulated other comprehensive loss	(46,009)	(37,006)	(31,121)

Total shareholders’ equity	89,267	104,304	119,605

Total liabilities and shareholders’ equity	$878,131	$889,565	$595,784

LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(Dollars in thousands)

	THREE MONTHS ENDED
	December 31, 2006	December 31, 2005
Operating activities
Net loss	$(8,538)	$(21,004)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	8,508	6,870
Equity loss — net of tax	—	3,591
Change in accounts receivable	6,989	(4,594)
Change in inventories	9,809	24,976
Change in accounts payable	(2,486)	(6,263)
Special charges	3,294	15,387
Pension & nonpension postretirement	457	(873)
Other operating activities	4,028	7,232

Net cash provided by operating activities	22,061	25,322

Investing activities
Additions to property, plant and equipment	(19,041)	(17,767)
Business acquistion and related costs — net of cash	(439)	—
Other	—	76

Net cash used in investing activities	(19,480)	(17,691)

Financing activities
Net borrowings	1,847	(2,485)
Debt Financing fees	(330)	(1,749)
Dividends	(358)	(1,397)

Net cash provided by (used in) financing activities	1,159	(5,631)

Effect of exchange rate fluctuations on cash	222	—

increase in cash	3,962	2,000

Cash at beginning of period	37,804	1,242

Cash at end of period	$41,766	$3,242

LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(Dollars in thousands)

	TWELVE MONTHS ENDED
	December 31, 2006	December 31, 2005
Operating activities
Net loss	$(20,899)	$(19,355)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	35,720	32,481
Equity loss — net of tax	(1,378)	4,556
Change in accounts receivable	8,881	(8,976)
Change in inventories	7,131	8,322
Change in accounts payable	(425)	(6,915)
Special charges	22,185	16,543
Pension & nonpension postretirement	9,885	4,901
Other operating activities	(6,242)	6,556

Net cash provided by operating activities	54,858	38,113

Investing activities
Additions to property, plant and equipment	(73,598)	(44,270)
Business acquistion and related costs — net of cash	(78,434)	(28,989)
Other	—	253

Net cash used in investing activities	(152,032)	(73,006)

Financing activities
Net borrowings	152,513	39,652
Debt Financing fees	(15,798)	(2,202)
Dividends	(1,417)	(5,559)

Net cash provided by financing activities	135,298	31,891

Effect of exchange rate fluctuations on cash	400	—

Increase (decrease) in cash	38,524	(3,002)

Cash at beginning of year	3,242	6,244

Cash at end of year	$41,766	$3,242

Table 1
Summary of Special Charges
(Dollars in thousands)

	Three Months ended December 31,		Twelve Months ended Decmeber 31,
	2006	2005	2006	2005
Capacity realignment:
Fixed asset related	$—	$1,225	$—	$1,827
Gain on land sales	—	(4,508)		(4,508)
Employee termination costs & other	(298)	26	(298)	3,754

Included in Special charges	$(298)	$(3,257)	$(298)	$1,073

In August 2004, Libbey announced that it was realigning its production capacity in order to improve its cost structure. Pursuant to the plan, Libbey closed its manufacturing facility in City of Industry, California, in February 2005 and realigned production among its other glass manufacturing facilities.

Salary reduction program:
Pension & retiree welfare	$—	$—	$—	$867

Included in Cost of sales	—	—	—	867

Pension & retiree welfare	—	—	—	1,347

Included in Selling, general and administrative expenses	—	—	—	1,347

Employee termination costs & other	(70)	(857)	(70)	2,494

Included in Special charges	(70)	(857)	(70)	2,494

Pretax salary reduction program	$(70)	$(857)	$(70)	$4,708

In June 2005, Libbey reduced its North American salaried workforce by ten percent in order to improve its overall cost profile.

Syracuse China asset impairment and other charges:
Inventory	$—	$1,098	$—	$1,098

Included in Cost of Sales	—	1,098	—	1,098

Goodwill	$—	$5,442	$—	$5,442
Intangibles		3,737	—	3,737

Included in Impairment of Goodwill and other intangibles assets	—	9,179	—	9,179

Property, plant & equipment	$—	$6,257	$—	$6,257

Included in Special Charges	—	6,257	—	6,257

Syracuse China asset impairment and other charges	$—	$16,534	$—	$16,534

A pretax charge was recorded to recognize impariment of fixed assets, intangible assets, goodwill and a write down of inventory for Syracuse China.

Pension settlement accounting:	$—	$4,921	$—	$4,921

Included in Special charges	$—	$4,921	$—	$4,921

Special charges were incurred for pension settlement accounting relating to excess lump sum distributions taken by employees during 2005.

Crisa restructuring:
Inventory write-down	$(385)	$—	$2,158	$—

Included in Cost of sales	(385)	—	2,158	—

Fixed asset related	4,115	—	16,702	—

Included in Special charges	4,115	—	16,702	—

Crisa restructuring	$3,730	$—	$18,860	$—

In June 2006, Libbey announced plans to consolidate Crisa’s two principal manufacturing facilities.

Write-off of finance fees:
Write-off of finance fees	$—	$—	$4,906	$—

Included in Interest expense	$—	$—	$4,906	$—

In June 2006, Libbey wrote off unamortized finance fees related to debt refinancing at Libbey and Crisa.

Total special charges	$3,362	$17,341	$23,398	$27,236

Special charges classifications as shown in the Condensed Consolidated Statement of Operations :

Cost of sales	$(385)	$1,098	$2,158	$1,965
Selling, general and administrative expenses	—	—	—	1,347
Impairment of goodwill and other intangible assets	—	9,179	—	9,179
Special charges	3,747	7,064	16,334	14,745
Interest expense	—	—	4,906	—

Total special charges	$3,362	$17,341	$23,398	$27,236

In accordance with the SEC’s Regulation G, the following tables 2, 3 and 4 provide non-GAAP measures used in the earnings release and a reconciliation to the most closely related Generally Accepted Accounting Principles (GAAP) measure. Libbey believes that providing supplemental non-GAAP financial information is useful to investors in understanding Libbey’s core business and trends. In addition, it is the basis on which Libbey’s management internally assesses performance. Although Libbey believes that the non-GAAP financial measures presented enhance investors’ understanding of Libbey’s business and performance, these non-GAAP measures should not be considered an alternative to GAAP.
Table 2
Reconciliation of Non-GAAP Financial Measures for Special Charges
(Dollars in thousands, except per-share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2006	2005	2006	2005
Adjusted income (loss) from operations:
Reported income (loss) from operations	$9,476	$(21,488)	$19,264	$(8,917)
Special charges (excluding write-off of finance fees) — pre-tax	3,362	17,341	18,492	27,236

Adjusted income (loss) from operations	$12,838	$(4,147)	$37,756	$18,319

Adjusted net (loss) income:
Reported net loss	$(8,538)	$(21,004)	$(20,899)	$(19,355)
Special charges — net of tax	3,281	13,873	17,055	20,454

Adjusted net (loss) income	$(5,257)	$(7,131)	$(3,844)	$1,099

Adjusted net (loss) income per diluted share:
Reported net loss	$(0.60)	$(1.50)	$(1.47)	$(1.39)
Special charges — net of tax	0.23	0.99	1.20	1.47

Adjusted net (loss) income per diluted share	$(0.37)	$(0.51)	$(0.27)	$0.08

Table 3
Reconciliation of Net Income to earnings before interest, taxes, depreciation and amortization (EBITDA) and Adjusted EBITDA
(Dollars in thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2006	2005	2006	2005
Reported net loss	$(8,538)	$(21,004)	$(20,899)	$(19,355)

Add:
Interest expense	17,234	5,015	46,594	15,255
Credit for income taxes	(212)	(7,242)	(7,747)	(6,384)
Depreciation and amortization (adjusted for minority interest)	8,508	6,823	35,556	32,217

EBITDA	$16,992	$(16,408)	$53,504	$21,733

Add:
Special charges	3,362	17,341	18,492	27,236

Adjusted EBITDA	$20,354	$933	$71,996	$48,969

Table 4
Summary Consolidated Pro-forma Results
(Dollars in thousands)
The following table presents the impact of the Crisa acquistion (closed on June 16, 2006) as if it occurred on January 1 of 2006 and 2005.

	Three months ended Dec. 31,		Twelve months ended Dec 31,
	2006 (1)	2005	2006	2005
Libbey
Net sales	$172,041	$158,238	$600,295	$568,133

Earnings (loss) before interest and tax (EBIT)	8,968	(23,296)	30,609	(10,450)

Add: special charges	(368)	17,341	(368)	27,236

Less: minority interest (5% for Crisal)	—	62	(66)	(34)

Adjusted EBIT	8,600	(5,893)	30,175	16,752

Pro forma adjustments:
Equity (earnings) loss	—	2,719	(1,986)	4,100

Libbey adjusted pro forma EBIT	8,600	(3,174)	28,189	20,852

Depreciation & amortization (adjusted for minority interest)	6,946	6,823	30,836	32,217

Libbey adjusted pro forma earnings before interest tax depreciation and amortization (EBITDA)	$15,546	$3,649	$59,025	$53,069

Crisa
Net sales	$50,187	$50,330	$195,812	$191,801

Earnings (loss) before interest and tax (EBIT)	(484)	(3,388)	(4,684)	15

Add: special charges	3,730	—	18,860	—

Adjusted EBIT	3,246	(3,388)	14,176	15

Pro forma adjustments:
Pension expense	—	945	2,638	3,780
Profit sharing expense	—	844	1,560	3,556
Vitro corporate tax	—	682	1,286	2,593
Rent expense	—	235	470	940
Other	—	86	(36)	274

Total Crisa pro forma adjustments	—	2,792	5,918	11,143

Crisa adjusted pro forma EBIT	3,246	(596)	20,094	11,158

Depreciation & amortization	1,562	2,511	10,970	12,341

Crisa adjusted pro forma earnings before interest tax depreciation and amortization (EBITDA)	$4,808	$1,915	$31,064	$23,499

Net sales adjustments and eliminations	(8,867)	(7,864)	(32,554)	(31,187)

Libbey consolidated
Pro forma net sales	$213,361	$200,704	$763,553	$728,747

Pro forma adjusted EBIT	$11,846	$(3,770)	$48,283	$32,010

Pro forma adjusted EBITDA	$20,354	$5,564	$90,089	$76,568

(1)	Reflects actual results.

Table 5
Summary Business Segment information
(Dollars in thousands)

	Three months ended Dec. 31,		Twelve months ended Dec. 31,
	2006	2005	2006	2005
Net sales:
North American Glass	$156,027	$104,328	$476,696	$365,037
North American Other	31,200	29,271	114,581	109,945
International	29,509	25,211	106,798	95,399
Eliminations	(3,375)	(572)	(8,595)	(2,248)

Consolidated net sales	$213,361	$158,238	$689,480	$568,133

Earnings (loss) before interest & taxes (EBIT):(1)
North American Glass	$3,821	$1,285	$5,471	$7,044
North American Other	4,560	(20,191)	9,382	(14,053)
International	103	(4,389)	3,161	(3,441)

Consolidated EBIT	$8,484	$(23,295)	$18,014	$(10,450)

Depreciation & Amortization:
North American Glass	$5,097	$3,539	$22,102	$17,015
North American Other	916	743	3,450	4,507
International	2,495	2,588	10,168	10,959

Consolidated depreciation & amortization	$8,508	$6,870	$35,720	$32,481

Reconciliation of EBIT to Net loss:
Segment EBIT	$8,484	$(23,295)	$18,014	$(10,450)
Interest Expense	17,234	5,015	46,594	15,255
Income Taxes	(212)	(7,242)	(7,747)	(6,384)
Minority Interest	0	64	(66)	(34)

Net loss	$(8,538)	$(21,004)	$(20,899)	$(19,355)

(1) EBIT includes the following special charges:
North American Glass	$3,404	$1,216	$23,440	$10,136
North American Other	(42)	16,125	(42)	17,100
International	—	—	—	—

Consolidated special charges	$3,362	$17,341	$23,398	$27,236

Note:
North American Glass—includes sales of glass tableware from subsidiaries throughout the United States, Canada and Mexico.
North American Other—includes sales of ceramic dinnerware; metal tableware, holloware and serveware; and plastic items for sale primarily in the foodservice, retail and industrial markets from subsidiaries in the United States.
International—includes worldwide sales of glass tableware from subsidiaries outside the United States, Canada and Mexico.